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                                                                   EXHIBIT 99.01

SmartSources.com Closes $5 Million Financing

Sunnyvale, CA - February 25, 2000. SmartSources.com Inc. (OTCBB:SSXX, FSE:SMQ), an Internet technology & services company, announced today that the Company has completed a $5 Million, private placement to an institutional investor. Under certain circumstances, the investor has the right to invest up to an additional $5 million.

The private placement consists of a $5 Million, 5 year, 7% Convertible Debenture, convertible into SmartSources.com common stock and warrants to purchase 330,000 shares of common stock at an exercise price of $11.10. The debentures are convertible into common stock at a conversion price based on the market price of the common stock preceding conversion, up to a conversion price of $9.71. After August 24, 2000, if the closing price of the common stock is less than $9.71 the Company has the right to issue cash instead of common stock upon conversion of the debentures.


"This provides SmartSources.com with the resources to aggressively implement the roll-out of our kServer(TM) technology," stated Chairman and CEO, Nathan Nifco. "Our intention is to become the dominant service provider of vertical market Enterprise Information Portals to the Travel, Financial Services and International Trade industries. This funding will take us a long way towards that goal."

About SmartSources.com:
SmartSources.com is an Internet technology & services company providing web-based solutions for communication & content management challenges through Enterprise Information Portals (EIPs). The company's proprietary kServer(TM) technology allows for the creation of multi-site, multi-user, flexible web applications in a browser-based environment. The knowledge base structure stores content in a robust environment, making it ideal for search algorithms. A suite of built-in services for database access, e-commerce, knowledge management and content syndication easily facilitates the construction of complicated web applications such as EIPs. Additional information can be obtained by visiting the Company's web-site at www.SmartSources.com.

For more information on SmartSources.com Inc., please contact Jill Brand at 1-888-689-9891, Jennifer Gardiner (the Stockpage.com) at 1-800-797-5683, or Jimmy Holton (Continental Capital & Equities) at 1-407-682-2001.



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